Exhibit 99.1

QUARTERLY REPORT for the period ended 31 March 2017

FINANCIAL HIGHLIGHTS

-	Average net production for the quarter ended 31st March 2017 was 722 barrels of oil equivalent per day.

-	Production from the Foreman Butte acquisition has decreased slightly to 64,049 barrels of oil (net production) for the quarter ended 31 March 2017 from 65,415 (revised) barrels of oil (net production) for the quarter ended 31 December 2016. This quarters volume does not include any significant contribution from the R Field which experienced a pump failure at the end of December 2016. Based on historical production it’s expected that this well would have contributed an extra 7,000 barrels of oil to the quarterly production. The R Field is expected to be returned to production during the first half of May 2017.

-	Estimated oil and gas revenue was US$2.9 million for the quarter (there is generally a two to three month delay between production and the receipt of funds).

-	Oil price differentials in the Williston Basin have improved from $8.00 per barrel 12 months ago to a current estimated differential of between $5.50 and $6.50 per barrel.

-	The closing cash balance for the quarter is US$2.1 million.

PRODUCTION

Production from the Foreman Butte asset decreased slightly from the December quarter.

Prior 12 month production by quarter:

	Q2 2016	Q3 2016	Q4 2016	Q1 2017
OIL, BO	85,707	90,818	75,306	64,632
GAS, MCF	101,219	44,379	42,637	6,510*
BOE	102,577	98,215	82,412	65,134
BOEPD	1,140	1,091	915	723

* Does not include gas produced for which we have not yet received the revenue.

Estimated net production and revenue:

	OIL Bbls	OIL US$	GAS Mscf	GAS US$	TOTAL US$
Dec 2016 Quarter	75,306	3,191,978	42,637	125,227	3,317,205
March 2017 Quarter	64,632	2,950,281	6,510	30,186	2,980,767

Average commodity prices:

	OIL US$/Bbl	GAS US$/Mscf
December 2016 Quarter	$42.38	$2.93
March 2017 Quarter	$45.64	$4.631

In some cases revenue is yet to be received and is therefore an estimate.

Samson Oil & Gas Limited Level 16, AMP Building, 140 St Georges Terrace, Perth WA 6000 T: +618 9220 9830 F: +618 9220 9820 ABN: 25 009 069 005 ASX: SSN	Samson Oil & Gas USA 1131, 17th Street, Suite 710, Denver Colorado 80202 T: +1 303 295 0344 F: +1 303 295 1961 NYSE: SSN

SAMSON OIL & GAS LIMITED March 2017 Quarterly Report

LAND

PROJECT	BASIN	STATE	COUNTY	NET ACRES
Hawk Springs	DJ	Wyoming	Goshen	2,291
Roosevelt	Williston	Montana	Roosevelt	2,230
Rainbow	Williston	North Dakota	Williams	294
Foreman Butte	Williston	North Dakota/Montana	Numerous	51,305
South Prairie	Williston	North Dakota	Renville	1,066
State GC	Delaware	New Mexico	Lea	130

PROJECTS

Hawk Springs Project, Goshen County, Wyoming

Permo-Penn Project, Northern D-J Basin

Samson currently has a 37.5% Working Interest

The Bluff #1-11 recompletion was delayed due to it being an exception location which required notification to the offset mineral/lease owners within a half mile radius of the well. The recompletion will occur this quarter. The Jurassic Canyon Springs Formation will be perforated and flow tested first. If this is unsuccessful, the Cretaceous Dakota Formation will subsequently be perforated and flow tested.

Rainbow Field, Williams County, North Dakota

Mississippian Bakken Formation, Williston Basin

Gladys 1-20H

Samson 23% Working Interest

Kraken Operating, LLC, the operator of the Gladys 1-20H well, has been producing this well at an average rate of 67 BOPD and 96 MCFPD during the quarter. Six additional wells could be drilled in the Glady’s 1280 acre unit in the future.

Cane Creek Project, Grand & San Juan Counties, Utah

Pennsylvanian Paradox Formation, Paradox Basin

Samson 100% Working Interest

The Multiple Mineral Development Agreement (“MMDA”) has been finalized with a potash mining company who operates the shallow mineral rights on the leases situated within our project area. Samson extended its lease option period for an additional year with SITLA (Utah School and Institutional Trust Lands Administration) and can exercise its option to lease 8,080 net acres located in Grand and San Juan Counties, Utah at a cost of $75 per acre before November 31, 2017. This acreage is located in the heart of the Cane Creek Clastic Play of the Paradox Formation along the Cane Creek anticline. The primary drilling objective is the over-pressured and oil saturated Cane Creek Clastic interval. Recent reprocessing of the original Potash 3-D seismic survey has improved the image of the subsurface. New prospects have been mapped and can potentially be drilled in the coming year.

Foreman Butte Project, McKenzie County, North Dakota

Mississippian Madison Formation, Williston Basin

Samson 87% Operated Average Working Interest

Samson has continued with its workover operations this quarter returning several shut-in wells back to production in the Foreman Butte Project. Concurrently, Samson has identified a number of wells with behind-pipe pay zones and is beginning to test a few of these wells. At the time of this report, the first test well, the Davidson #1 (vertical wellbore), located in T154N R101W S29 (Williams County, ND), was perforated in the Ratcliffe zone of the Madison Formation. The initial 24-hr production rate after perforating was 64 BOPD. Additional recompletions and well optimizations are scheduled for the upcoming quarter that will continue to increase the overall production of the project. Currently the asset produces approximately 1,000 BOPD.

SAMSON OIL & GAS LIMITED March 2017 Quarterly Report

As far as drilling goes, two new horizontal laterals are slated to be drilled out of the Maris 1-16H wellbore this late Spring/early Summer. The first will test the Ratcliffe Formation of the Mississippian Madison Group. The second will test the Mission Canyon Formation of the Mississippian Madison Group. The lateral in the Ratcliffe Formation will help define the pressure depletion radius from the existing producing wellbores which will ultimately determine the number of PUD’s (proven undeveloped drilling locations) we can drill in this reservoir. Third-party pressure modelling of the Ratcliffe reservoir shows that relatively high reservoir pressure resides approximately 500’ away from the Maris 1-16 surface location. It is estimated that this new lateral could produce at around 300 BOPD if the third-party pressure modelling proves to be correct. The second lateral in the Mission Canyon Formation will test an undeveloped reservoir that could prove up a new oil field with the potential for many additional well locations.

LIQUIDITY

Sources of cash for the next quarter are as follows:

US$(’000’s)
Current cash on hand	2,100
Cash receipts from March quarter oil and gas sales*	897
TOTAL	2,997

* Estimate based on realized March quarter production and $44 oil price (indicative of estimated oil pricing), allowing for an one month delay between production and cash receipt.

FINANCIAL

Mutual of Omaha Credit Facility

Samson drew down an additional $1 million available under its facility in February 2017.

Cash Distribution
Bank of the West	US$217,180
Bank of New York Mellon	US$17,946
Mutual of Omaha	US$1,850,214
National Australia Bank	A$46,109

Foreign Exchange Rates

The closing A$:US$ exchange rate on 31st March 2017 was $0.7644 The average A$:US$ exchange rate for the quarter was $0.7583.

The Company’s cash position at 31 March 2017 was as follows:

US$(‘000’s)
Cash at bank on deposit	2,120

Hedging

Product	Start Date	End Date	Volume (BO/Mmbtu)	Floor $	Ceiling $
WTI	1 April 2017	30 Apr 2018	43,485	41.50	63.00
WTI	1 May 2018	31 Dec 2018	107,800	45.00	56.00
Henry Hub	1 Feb 2017	31 Mar 2017	25,842	2.60	3.35
Henry Hub	1 May 2017	31 Oct 2017	61,456	2.40	2.91
Henry Hub	1 Nov 2017	30 Apr 2018	64,774	2.80	3.60
Henry Hub	1 May 2018	31 Dec 2018	80,850	2.65	2.90

SAMSON OIL & GAS LIMITED March 2017 Quarterly Report

Product	Start Date	End Date	Volume (BO)	Swap Price $
WTI	1 April 2017	31 Dec 2017	106,425	44.09
WTI	1 Jan 2018	30 Apr 2018	39,720	45.55

As at 31st March 2017, the value of Samson’s hedging program was ($1.4 million). At 25th April 2017, the value of Samson’s hedging program was ($1.1 million).

For and on behalf of the Board of
SAMSON OIL & GAS LIMITED	For further information please contact Denis Rakich, Director/Company Secretary, on 08 9220 9882

TERRY BARR Managing Director

Information contained in this report relating to hydrocarbon reserves was compiled by the Managing Director of Samson Oil & Gas Ltd., T M Barr a Geologist who holds an Associateship in Applied Geology and is a fellow of the Australian Institute of Mining and Metallurgy who has 30 years relevant experience in the oil & gas industry.

28 April 2017

SAMSON OIL & GAS LIMITED March 2017 Quarterly Report

Rule 5.3

Appendix 5B

Mining exploration entity and oil and gas exploration entity quarterly report

Introduced 01/07/96 Origin Appendix 8 Amended 01/07/97, 01/07/98, 30/09/01, 01/06/10, 17/12/10, 01/05/13, 01/09/16

Name of entity
Samson Oil and Gas Limited
ABN	Quarter ended (“current quarter”)
25 009 069 005	31 March 2017

Consolidated statement of cash flows		Current quarter $US’000	Year to date (9 months) $US’000
1.	Cash flows from operating activities
1.1	Receipts from customers	4,439	11,065
1.2	Payments for
	(a) exploration & evaluation	(27)	(87)
	(b) development	(549)	(2,271)
	(c) production	(2,090)	(6,620)
	(d) staff costs	(625)	(1,536)
	(e) administration and corporate costs	(726)	(1,800)
1.3	Dividends received (see note 3)	-	-
1.4	Interest received	-	-
1.5	Interest and other costs of finance paid	(446)	(1,401)
1.6	Income taxes paid	-	-
1.7	Research and development refunds	-	-
1.8	Other (provide details if material) Hedging	(323)	(1,102)
	Abandonment costs	(45)	(134)
1.9	Net cash from / (used in) operating activities	(392)	(3,886)

2.	Cash flows from investing activities
2.1	Payments to acquire:
	(a) property, plant and equipment	(18)	(105)
	(b) tenements (see item 10)	-	-
	(c) investments	-	-
	(d) other non-current assets	-	-

SAMSON OIL & GAS LIMITED March 2017 Quarterly Report

Consolidated statement of cash flows		Current quarter $US’000	Year to date (9 months) $US’000
2.2	Proceeds from the disposal of:
	(a) property, plant and equipment	-	14,108
	(b) tenements (see item 10)	-	-
	(c) investments	-	-
	(d) other non-current assets	-	-
2.3	Cash flows from loans to other entities	-	-
2.4	Dividends received (see note 3)	-	-
2.5	Other (provide details if material)	-	-
2.6	Net cash from / (used in) investing activities	(18)	14,003

3.	Cash flows from financing activities
3.1	Proceeds from issues of shares	-	-
3.2	Proceeds from issue of convertible notes	-	-
3.3	Proceeds from exercise of share options	5	5
3.4	Transaction costs related to issues of shares, convertible notes or options	(5)	(5)
3.5	Proceeds from borrowings	-	-
3.6	Repayment of borrowings	1,000	(10,596)
3.7	Transaction costs related to loans and borrowings	-	(50)
3.8	Dividends paid	-	-
3.9	Other (provide details if material)	-	-
3.10	Net cash from / (used in) financing activities	1,000	(10,646)

4.	Net increase / (decrease) in cash and cash equivalents for the period
4.1	Cash and cash equivalents at beginning of period	1,532	2,655
4.2	Net cash from / (used in) operating activities (item 1.9 above)	(392)	(3,886)
4.3	Net cash from / (used in) investing activities (item 2.6 above)	(18)	14,003
4.4	Net cash from / (used in) financing activities (item 3.10 above)	1,000	(10,646)

SAMSON OIL & GAS LIMITED March 2017 Quarterly Report

Consolidated statement of cash flows		Current quarter $US’000	Year to date (9 months) $US’000
4.5	Effect of movement in exchange rates on cash held	(2)	(6)
4.6	Cash and cash equivalents at end of period	2,120	2,120

5.	Reconciliation of cash and cash equivalents at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts	Current quarter $US’000	Previous quarter $US’000
5.1	Bank balances	2,120	1,532
5.2	Call deposits	-	-
5.3	Bank overdrafts	-	-
5.4	Other (provide details)	-	-
5.5	Cash and cash equivalents at end of quarter (should equal item 4.6 above)	2,120	1,532

6.	Payments to directors of the entity and their associates	Current quarter $US'000
6.1	Aggregate amount of payments to these parties included in item 1.2	160
6.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
6.3	Include below any explanation necessary to understand the transactions included in items 6.1 and 6.2
Salary and directors fees

7.	Payments to related entities of the entity and their associates	Current quarter $US'000
7.1	Aggregate amount of payments to these parties included in item 1.2	-
7.2	Aggregate amount of cash flow from loans to these parties included in item 2.3	-
7.3	Include below any explanation necessary to understand the transactions included in items 7.1 and 7.2

SAMSON OIL & GAS LIMITED March 2017 Quarterly Report

8.	Financing facilities available Add notes as necessary for an understanding of the position	Total facility amount at quarter end $US’000	Amount drawn at quarter end $US’000
8.1	Loan facilities	20,000	19,890
8.2	Credit standby arrangements	-
8.3	Other (please specify)	-
8.4	Include below a description of each facility above, including the lender, interest rate and whether it is secured or unsecured. If any additional facilities have been entered into or are proposed to be entered into after quarter end, include details of those facilities as well.

Mutual of Omaha Bank credit facility - $19,890,000, interest rate approximately 4.6%, maturity October 2017, secured.

Oasis Petroleum Promissory Note - $4,000,000, this maturity on this note was extended to 1 May 2017 and the interest rate increased to 15%, secured by second lien.

9.	Estimated cash outflows for next quarter	$US’000
9.1	Exploration and evaluation	-
9.2	Development	350
9.3	Production	2,100
9.4	Staff costs	600
9.5	Administration and corporate costs	500
9.6	Other (provide details if material)	-
9.7	Total estimated cash outflows	3,550

10.	Changes in tenements (items 2.1(b) and 2.2(b) above)	Tenement reference and location	Nature of interest	Interest at beginning of quarter	Interest at end of quarter
10.1	Interests in mining tenements and petroleum tenements lapsed, relinquished or reduced
10.2	Interests in mining tenements and petroleum tenements acquired or increased

SAMSON OIL & GAS LIMITED March 2017 Quarterly Report

Compliance statement

1	This statement has been prepared in accordance with accounting standards and policies which comply with Listing Rule 19.11A.
2	This statement gives a true and fair view of the matters disclosed.

Sign here:		Date: 28 April 2017
(Director/Company secretary)

Print name:	DENIS RAKICH

Notes

1.	The quarterly report provides a basis for informing the market how the entity’s activities have been financed for the past quarter and the effect on its cash position. An entity that wishes to disclose additional information is encouraged to do so, in a note or notes included in or attached to this report.

2.	If this quarterly report has been prepared in accordance with Australian Accounting Standards, the definitions in, and provisions of, AASB 6: Exploration for and Evaluation of Mineral Resources and AASB 107: Statement of Cash Flows apply to this report. If this quarterly report has been prepared in accordance with other accounting standards agreed by ASX pursuant to Listing Rule 19.11A, the corresponding equivalent standards apply to this report.

3.	Dividends received may be classified either as cash flows from operating activities or cash flows from investing activities, depending on the accounting policy of the entity.

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